Exhibit 5.01

355 South Grand Avenue Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com
May 20, 2010	FIRM / AFFILIATE OFFICES
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ReachLocal, Inc.

21700 Oxnard Street, Suite 1600

Woodland Hills, California 91367

Re:	Registration Statement on Form S-8: 7,467,997 shares of Common Stock, par value $0.00001 per share

Ladies and Gentlemen:

We have acted as special counsel to ReachLocal, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 4,166,667 shares of common stock of the Company, par value $0.00001 per share (the “Shares”), issuable under the Company’s Director Stock Plan (the “Director Plan”), the Company’s 2004 Stock Plan, as amended (the “2004 Stock Plan”) and the Company’s Amended and Restated 2008 Stock Incentive Plan (the “2008 Plan”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 20, 2010 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Director Plan, the 2004 Plan and the 2008 Plan, and assuming in each case that the individual issuances, grants

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or awards under the Director Plan, 2004 Plan and the 2008 Plan are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law, the Director Plan, 2004 Plan and the 2008 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP